Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Actua Corporation and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-34736, 333-76870, 333-76872, 333-126808, 333-160252 and 333-189743) on Form S-8, the registration statements (Nos. 333-115702 and 333-162447) on Form S-3 and the registration statement (No. 333-162448) on Form S-4 of Actua Corporation (formerly ICG Group, Inc.) and Subsidiaries of our reports dated March 2, 2015, with respect to the consolidated balance sheets of Actua Corporation and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Actua Corporation.

Actua Corporation acquired Folio Dynamics, Inc. (FolioDynamix) on November 3, 2014 and Knowledge Management Innovations, Ltd (KMI) on August 8, 2014 (acquired businesses).  Management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, the 2014 acquired businesses’ internal control over financial reporting associated with total assets of approximately $16.4 million and total revenues of approximately $5.7 million included in the consolidated financial statements of Actua Corporation and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Actua Corporation also excluded an evaluation of the internal control over financial reporting of the acquired businesses.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 2, 2015